THINKA WEIGHT-LOSS CORPORATION
                       ("Previously Encore Ventures Inc.")
                        3110- East Sunset Road, Suite H1
                             Las Vegas, Nevada 89120
                               Tel: 1800-297-4450


           PRESS RELEASE                          NEW OTCBB SYMBOL:TWLO


August 13, 2001

Re:      "THINKA WEIGHT-LOSS CORPORATION"
         (Previously Encore Ventures,  Inc.  Effective Name Change August 8,
         2001) - Proposed Strategic Partnership Agreement In Negotiations With A World Leader In Dietary Supplement Manufacturing.

Thinka Weight Loss-Corporation ("Thinka") - OTCBB: TWLO, whose aim is to be one of the preeminent providers in the field of weight loss and weight maintenance with drink and food programs for the mild to moderately overweight individuals.

The fusion of sound Medical Science combined with the Mediterranean diet method will help create the company's safe and effective meal replacement products and complementary nutritional program. Having been developed by Dr. Lou Scarrone over the years (the co-creator of the best selling diet of all time, the Atkins diet), the Thinka program is a major departure from competing products in the marketplace. Its innovative formula is based on Dr. Scarrone's most current medical/scientific research. As a low carbohydrate, high protein and high monounsaturated fat diet product the Thinka's meal replacement drink, reduces appetites and promotes weight loss, in a safe and natural process, as opposed to other diet drinks.

Strategic Partnership Agreement
Thinka is in the process of negotiating a key strategic partnership with Garden State Nutritionals ("GSN"), a division of Vitaquest International of New Jersey, in which GSN will supply invaluable manufacturing, distribution and marketing experience. GSN is a World leader in private label and custom manufacturing of dietary supplement products. GSN's 225,000 square foot manufacturing facility is able to produce in excess 1.5 million cans of finished packaged goods per week and will fulfill the demand for Thinka's products. Founded in 1977, GSN and its affiliate divisions, Windmill Health Products and Celmark International, Inc., serve hundreds of leading marketers and distributors in more than 35 countries, including Australia, Western Europe, Japan and much of the Pacific Rim, with



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distribution to more than 25,000 supermarkets, health food stores, pharmacies, mass merchants, electronic retailers, and an active mail order database of well in excess of two million. Producing more than 4,500 custom products, GSN has helped pioneer many state-of-the-art technologies in dietary supplement formulations.

Along with GSN's manufacturing and distribution capabilities, Thinka's Chief Executive Officer, Charles Stein, (former CEO of Sara Lee), will assist Thinka to obtain shelf space in a myriad of major supermarket chains worldwide. For further information please contact 1-800-297-4450.

THINKA WEIGHT-LOSS CORPORATION
(New Symbol:TWLO) - (Previously Encore Ventures Inc.)

By: "Stacey Lauridia"
    -----------------
        President

This News Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.